As filed with the Securities and Exchange Commission on March 2, 2015

Registration No. 333-191729

Registration No. 333-145986

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1535633
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

265 Turner Drive Durango, CO 81303
(Address of Principal Executive Offices, Including Zip Code)

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. 2007 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED)

(Full title of the plan)

Bryan J. Merryman
Chief Operating Officer/Chief Financial Officer
Rocky Mountain Chocolate Factory, Inc.

265 Turner Drive
Durango, Colorado 81303
(Name and address of agent for service)

(970) 259-0554

(Telephone number, including area code, of agent for service)

Copies to:

Sonny Allison Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 (303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to those certain Registration Statements on Form S-8 (Reg. Nos. 333-191729 and 333-145986) (collectively, the “Registration Statements”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (“RMCF”), as the successor registrant to Rocky Mountain Chocolate Factory, Inc., a Colorado corporation (the “Predecessor Registrant”).

On March 1, 2015, Predecessor Registrant completed its previously announced reorganization pursuant to the Agreement and Plan of Reorganization dated as of November 10, 2014 (the “Reorganization Agreement”), by and among RMCF, the Predecessor Registrant and RKB Merger Corp., a Colorado corporation (“MergerCo”).

The Reorganization Agreement provided for the merger (the “Merger”) of the Predecessor Registrant with MergerCo, with the Predecessor Registrant surviving the Merger as a wholly-owned subsidiary of RMCF, and the conversion of each share of common stock, par value $0.03 per share (“Predecessor Common Stock”), of the Predecessor Registrant (including the associated preferred stock purchase right) issued and outstanding immediately prior to the effective time of the Merger, into one duly issued, fully paid and non-assessable share of common stock, par value $0.001 per share (“RMCF Common Stock”), of RMCF (including the associated preferred stock purchase right). In addition, each outstanding option to purchase or other right to acquire shares of Predecessor Common Stock was automatically converted into an option to purchase or right to acquire, upon the same terms and conditions, an identical number of shares of RMCF Common Stock.

Upon completion of the reorganization, RMCF replaced the Predecessor Registrant as the publicly held corporation. As of March 2, 2015, shares of RMCF commenced trading on the NASDAQ Global Market under the same symbol as the Predecessor Registrant, “RMCF.”

RMCF and its subsidiaries continue to conduct all of the operations previously conducted by the Predecessor Registrant and its subsidiaries prior to the Reorganization and the consolidated assets, liabilities, operations and financial condition of RMCF immediately after the Reorganization are the same as those of the Predecessor Registrant immediately prior to the Reorganization. The directors and executive officers of RMCF immediately following the Reorganization are the same individuals who were directors and executive officers, respectively, of the Predecessor Registrant immediately prior to the Reorganization.

In accordance with paragraph (d) of Rule 414 under the Securities Act, RMCF hereby expressly adopts each of the Registration Statements as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents filed by RMCF or the Predecessor Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)     the Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2014 filed with the Commission on June 11, 2014, and the Predecessor Registrant’s Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended February 28, 2014 filed with the Commission on June 30, 2014;

(b)     the Predecessor Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31, 2014, August 31, 2014 and November 30, 2014, filed with the Commission on July 15, 2014, October 15, 2014 and January 14, 2015, respectively;;

(c)     the Predecessor Registrant’s Current Reports on Form 8-K filed with the Commission on July 21, 2014, August 27, 2014, October 29, 2014, November 10, 2014, February 17, 2015, February 20, 2015 and March 2, 2015;

(d)     RMCF’s Current Reports on Form 8-K filed with the Commission on November 10, 2014 and March 2, 2015; and

(e)     the description of RMCF’s Common Stock contained in Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-200063) as declared effective by the Commission on January 8, 2015, including any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by RMCF pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

None.

Item 6.      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).

Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions or (4) transactions from which a director derives an improper personal benefit.

RMCF’s certificate of incorporation contains provisions protecting its directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL. RMCF’s bylaws provide similar protection under Section 145 of the DGCL for its directors and officers.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. RMCF maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

RMCF expects to enter into agreements to indemnify its directors and certain of its officers to the maximum extent allowed under Delaware law. These agreements, among other things, will indemnify RMCF’s directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in RMCF’s right, on account of any services undertaken by such person on behalf of the company or that person’s status as a member of RMCF’s board or directors.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

Exhibit Number		Description of Document

3.1

Amended and Restated Certificate of Incorporation of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.1 to RMCF’s Current Report on Form 8-K filed with the Commission on March 2, 2015).

3.2

Certificate of Designations of Series A Junior Participating Preferred Stock, Par Value $0.001 Per Share, of Rocky Mountain Chocolate Factory, Inc. (Incorporated by reference to Exhibit 3.2 to RMCF’s Current Report on Form 8-K filed with the Commission on March 2, 2015).

3.3

Amended and Restated Bylaws of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.3 to RMCF’s Current Report on Form 8-K filed with the Commission on March 2, 2015).

5.1	*	Opinion of Perkins Coie LLP.

23.1	*	Consent of EKS&H LLLP.

23.2	*	Consent of Perkins Coie LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (see signature page).

99.1

Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (As Amended and Restated) (Incorporated by reference to Exhibit 10.1 to the Predecessor Registrant’s Current Report on Form 8-K (File No. 000-14749), filed with the Commission on August 9, 2013).

*	Filed herewith.

Item 9.      Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement..

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durango, State of Colorado, on March 2, 2015.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.
By: /s/ Franklin E. Crail
Name: Franklin E. Crail
Title: Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Franklin E. Crail and Bryan J. Merryman, or any of them, as his attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Franklin E. Crail	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 2, 2015
Franklin E. Crail

/s/ Bryan J. Merryman	Chief Operating Officer, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	March 2, 2015
Bryan J. Merryman

/s/ Gerald A. Kien	Director	March 2, 2015
Gerald A. Kien

/s/ Lee N. Mortenson	Director	March 2, 2015
Lee N. Mortenson

/s/ Clyde Wm. Engle	Director	March 2, 2015
Clyde Wm. Engle

/s/ Scott G. Capdevielle	Director	March 2, 2015
Scott G. Capdevielle

EXHIBIT INDEX

Exhibit Number		Description of Document

3.1

Amended and Restated Certificate of Incorporation of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.1 to RMCF’s Current Report on Form 8-K filed with the Commission on March 2, 2015).

3.2

Certificate of Designations of Series A Junior Participating Preferred Stock, Par Value $0.001 Per Share, of Rocky Mountain Chocolate Factory, Inc. (Incorporated by reference to Exhibit 3.2 to RMCF’s Current Report on Form 8-K filed with the Commission on March 2, 2015).

3.3

Amended and Restated Bylaws of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.3 to RMCF’s Current Report on Form 8-K filed with the Commission on March 2, 2015).

5.1	*	Opinion of Perkins Coie LLP.

23.1	*	Consent of EKS&H LLLP.

23.2	*	Consent of Perkins Coie LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (see signature page).

99.1

Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan (As Amended and Restated) (Incorporated by reference to Exhibit 10.1 to the Predecessor Registrant’s Current Report on Form 8-K (File No. 000-14749), filed with the Commission on August 9, 2013).

*	Filed herewith.